EXHIBIT 10(b)

[PEC Letterhead]

June 30, 2005

Mr. Theodore R. Tetzlaff
General Counsel
Peoples Energy Corporation
130 East Randolph Drive
Chicago, IL 60601

Dear Ted:

Since August 2003, you have served as General Counsel of Peoples Energy Corporation ("Peoples Energy"). Effective May 12, 2005, you were elected by each subsidiary of Peoples Energy to serve as General Counsel. You have advised Peoples Energy that as of June 1, 2005, you have withdrawn from all associations with McGuireWoods LLP, and that you will be affiliating with another law firm. Please let this letter confirm our understanding of certain terms concerning your continued service as General Counsel of Peoples Energy and its subsidiaries (collectively, "Peoples").

Peoples' Board of Directors elected you General Counsel, to serve at the pleasure of the Board, with the understanding that during your tenure as General Counsel you may be a partner in a private law firm and engage in the practice of law with such firm. You have agreed to devote whatever time is necessary to attend to your professional responsibilities as General Counsel of Peoples, and Peoples agrees, retroactive to June 1, 2005, to retain you at the rate of $750,000 per year (paid monthly at the rate of $62,500 per month) for your service as General Counsel. Peoples will also pay reasonable expenses related to your services as an officer and General Counsel of Peoples.

Peoples acknowledges that you serve as Chairman of the Metropolitan Pier and Exposition Authority ("Authority"). To the extent any matter arises that creates a conflict between Peoples and the Authority, you have advised Peoples and the Authority that you will recuse yourself from participating or decision making on behalf of the Authority with respect to that matter.

Mr. Theodore R. Tetzlaff
June 30, 2005
Page Two

You have advised me that during your tenure as General Counsel of Peoples, when you become associated with a law firm, you agree that you will not receive from such firm any part of the fees paid by Peoples to it. Further, such firm will confirm this to us. In addition, such firm will agree that it will not bill Peoples for your professional services. Any engagement of such firm by Peoples to render professional services will be on terms to be agreed upon by Peoples and such firm.

If I have accurately reflected our understanding, I would appreciate it if you would kindly acknowledge one copy of this letter.

Sincerely

/s/ T. M. PATRICK
T. M. Patrick

Agreed:

/s/ THEODORE R. TETZLAFF
Theodore R. Tetzlaff